UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 27, 2004

WORTHINGTON INDUSTRIES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	1-8399	31-1189815

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(614) 438-3210

No Response Required

(Former Name or Former Address, if changed since last report)

Item 9 – Regulation FD Disclosure.

     On May 27, 2004, Worthington Industries, Inc. (the “Registrant”) issued a press release (the “May 27, 2004 Release”) announcing an agreement to sell its Decatur, Alabama cold rolling assets to Nucor Corporation, with closing of the transaction expected to occur within the next sixty days, after receiving the necessary approvals from government agencies. After the sale, the Registrant will remain in a portion of its current facility and will continue to serve its customers requiring steel processing services in the Registrant’s core business of slitting and cutting-to-length.

     The Decatur assets to be sold include the land and buildings, the four stand tandem cold mill, the temper mill, the pickle line and the annealing furnaces. The sale does not include the hot roll and cold roll slitting and cut-to-length assets or the net working capital, estimated to be $37 million at the time of closing. The Registrant will continue to operate those processing assets at the current site, under a long-term building lease from Nucor.

     A copy of the May 27, 2004 Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 12 – Results of Operations and Financial Condition.

     On May 27, 2004, the Registrant issued the May 27, 2004 Release announcing an agreement to sell its Decatur, Alabama cold rolling assets to Nucor Corporation, with closing of the transaction expected to occur within the next sixty days, after receiving the necessary approvals from government agencies. As a result of the sale agreement, the Registrant will take an estimated $73 million pre-tax charge during its fourth quarter ending May 31, 2004, primarily for the impairment of assets at the Decatur facility. All but an estimated $5 million of the pre-tax charge is non-cash. The after-tax impact of this charge is expected to be approximately $46 million, or $0.52 per diluted share.

     As noted in the May 27, 2004 Release, Registrant’s operating results for the fourth quarter are expected to be very strong, as the Registrant has experienced normal seasonal strengths in all business segments, as well as in its unconsolidated joint ventures, which, when combined with improving economic and industry trends, significantly increased volumes and pricing.

     Registrant’s results will be affected by other one-time items, including favorable settlements with the Enron bankruptcy estate (approximately $4 million or $0.03 per share) and of certain tax audits (approximately $6 million or $0.07 per share), offset by an impairment of certain assets related to the European operations of Pressure Cylinders (approximately $2 million or $0.02 per share). Collectively, these three items will have a net positive impact on earnings per share of approximately $0.08. Together with the $0.52 charge for Decatur, the net negative effect of all one-time items is expected to be approximately $0.44 per diluted share.

     After recognizing these items, Registrant expects earnings to be between $0.31 and $0.36 per diluted share for the fourth quarter ending May 31, 2004.

     A copy of the May 27, 2004 Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     The information in this Current Report on Form 8-K, including Exhibit 99.1 included herewith, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, except if the Registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act of 1933 or the Exchange Act.

SIGNATURE

     Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.
Date: May 27, 2004	By: /s/Dale T. Brinkman Dale T. Brinkman Vice President-Administration, General Counsel & Secretary

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